Exhibit (c)(12)

INVESTMENT BANKING I DIVISION Discussion Materials Project Padlock Goldman Sachs & Co. LLC March 2022

Disclaimer INVESTMENT BANKING I DIVISION These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors (the “Board”) and senior management of Covetrus (the “Company”) in connection with their consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. 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Partner Deal Alternatives INVESTMENT BANKING I DIVISION Summary Overview 1 Assuming 25°/o Sponsor Return Scenario . Scenario . Sponsor Take Private Sponsor Take Private Description Sponsor Spins Distribution with Sale of GTS to and Sells GTS Seller only needs to enter into contract with one party (Sponsor), but pre wires split of business to give Sponsor certainty on portion of the value Key Considerations Ultimate decision on Scenario 2 and 3 likely dependent on tax leakage and compensation for tax basis step up from sale of each business Sign contract for take private with Sign contract for take private with Sponsor in H 1 I 2022 Sponsor in H1 I 2022 Key Timing Elements Pre wired taxable sale of GTS to Taxable spin of Distribution to completed as soon as possible Sponsor LPs and concurrent sale of following carve out from RemainCo GTS business Distribution: zero Distribution: $494 million Corporate Level Tax Triggered GTS: $481 million GTS: zero Distribution: zero Distribution: $146 million(2l Value of Tax Basis Step Up Received by Sponsor $166 million(1 GTS: ) GTS: zero Ability to Pay 25% IRR Threshold: $ 24.89 25% IRR Threshold: $ 24.66 ($ per Covetrus Share) 20% IRR Threshold: $ 26.47 20% IRR Threshold: $ 25.93 (1) Assumes 50% of total NPV oftax basis step up received by Sponsor (2) Assumes total NPV of tax basis step up received by Sponsor through 3. 75 year hold period.

Goldman Sachs INVESTMENT BANKING DIVISION

Illustrative Returns Analyses – Scenario 1

Sponsor WholeCo Take-Private with No Subsidiary Sale

($ in millions, except per share data)

Ability to Pay Analysis(1)

NTM PF Adj. EBITDA Multiple	12.0 x	
2025E Distribution Adj. EBITDA	$527	
Implied Distribution Enterprise Value	$6,326	*A*
(-) Net Debt (2025E)	$(1,517)	*B*
Implied Exit Equity Value	$4,809	*A + B*
Target IRR	25%	
Implied MOIC	*2.31 x*	
PF Entry CVET Equity Value	$2,083	*D*
(+) Net Debt at Entry (Source for Transaction)	$1,981	*E*
Implied EV	$4,064	*D + E = F*
(-) Net Debt prior to Entry	($863)	*G*
Implied Equity Value Pre-Transaction	$3,201	*F + G = H*
CVET Diluted Shares Outstanding	142.1	*J*
Implied CVET Purchase Price per Share	**$22.52**	*H / J*

Use Cases

- Sponsor willing to buy whole business
- Other scenarios have too much tax leakage

Key Assumptions

- Assumes transaction close at 3/31/2022
- Management P&L and Operating / Investing Cash Flow forecast through projection period
- PF corporate cost savings of ~$30 million through hold period
- ~$2.0 billion of Debt (7.00x LTM PF Adj. EBITDA of $283M)
- ~$2.1 billion of equity required for entry
- Exit at YE 2025E with an NTM EBITDA of $527 million and illustrative return of 25% IRR

Source: Management Projections, Company filings, Capital IQ market data as of 11-Mar-2022. (1) Corporate costs per management projections, including $30M of take-private savings.

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Illustrative Returns Analyses Scenario 8 I INVESTMENT BANKING Sponsor Take Private with Sale of GTS to Strategic DIVISION ($ in millions, except per share data) Ability to Pay Analysis!1) Use Cases When accounting for tax basis step up and leakage, NTM Distribution Adj. EBITDA Multiple 9.0x net value is greater with this sequencing 2025E Distribution Adj. EBITDA $437 Implied Distribution Enterprise Value $3,929 A Only want to deal with 1 counterparty (Sponsor) ( ) Net Debt (2025E) $(773) 8 Implied Exit Distribution Equity Value $3,156 A+ 8 Key Assumptions Target IRR 25% Implied MOIC 2.31 X Same Scenario #1 . plus: Implied Entry Distribution Equity Value $1,367 c Sponsor divests GTS, but retains Distribution and (+) Distribution Debt at Entry (Source of Funds) $1 ,308 D SmartPak (RemainCo) Implied Entry Distribution Enterprise Value $2,675 C + D = E 2 Sale of GTS at $2.05 billion plus 50% of the value Implied NTM E81TDA Entry Multiple (E81TDA = $254M) 10.5x Sponsor Case Implied Entry Multiple (E81TDA =$ 203M) 13.2 X of the tax basis step up realized by ($166M) GTS tax basis of $292 million and 25% tax rate GTS Sale to Strategic Value $2,050 F (+) Present Value of Future Tax Benefits $166 G Value of step up calculated with 6% discount rate and GTS Sale to Strategic Value, Including Tax Benefit $2,216 F+G = H calculated over 15 years ( ) Associated GTS Tax Leakage ($481) I GTS Sale, Net of Tax Impact $1 ,735 H+ I = J Corporate costs and PF corporate cost savings allocated to RemainCo P&L based on EBITDA Implied Entry CVET Enterprise Value $4,41 0 E+ J = K contribution initially, reducing to $35 million by YE ( ) Current CVET Net Debt ($863) L Implied CVET Equity Value $3,547 K + L = M 2024 CVET Diluted Shares Outstanding 142.50 N Implied CVET Purchase Price per Share $1 .3 billion of Debt (6.00x LTM PF Adj. EBITDA of $24.89 MIN = 0 $218 million) $1.4 billion of equity required YE 2025E exit on RemainCo NTM EBITDA of $437 million Source: Management Projections, Company filings, CapitaiiQ market data as of 11 Mar 2022. Note: F $2,050M GTS unadjusted purchase price, grossed up to $2,216M based on value oftax basis step up of $165M. 41 (1) Assumes $2,050M GTS exit value. Corporate cost allocation to Distribution + SmartPak business based on EBITDA contribution through 2022E, reducing to $35M by end ofhold period. (2) EBIWA inclusive of SmartPak and Distribution financials with management projected corporate costs allocated based on segment level EBITDA contribution.

Illustrative Returns Analyses Scenario 8 I INVESTMENT BANKING Sponsor Take Private, Sponsor Spins Distribution and Sells GTS DIVISION ($ in millions, except per share data) Ability to Pay Analysis!1) Use Cases NTM Distribution Significant disparity in value and I or tax basis of Adj. EBITDA Multiple 9.0x A subsidiaries 2025E Distribution Adj. EBITDA $437 8 Implied Distribution Enterprise Value $3,929 A * 8 = C Only want to deal with 1 counterparty (Sponsor) ( ) Net Debt (2025E) $(773) D Implied Exit Distribution Equity Value $3,156 C+D = E Key Assumptions Target IRR 25% Implied MOIC 2.31 X Same Scenario #2, plus: Implied Entry Distribution Equity Value $1,367 F Sponsor spins Distribution and SmartPak (+) Distribution Debt at Entry (Source of Funds) $1 ,308 G (RemainCo) to its shareholders and sell the Implied Entry Distribution Enterprise Value $2,675 F + G = H remainder of Covetrus (only GTS at that point) to ( ) Tax Leakage ($494) I (+) Tax Benefits in Forecast Period $146 J Distribution Sale, Net for Tax Leakage and Step Up $2,327 H + I +J = K Sale of GTS at $2.05 billion NTM E81TDA Multiple 2 Implied Entry (E81TDA = $254M) 9.2 X Sponsor Case Implied Entry Multiple (E81TDA =$ 203M) 11.5 X Taxes triggered on the sale of spin of RemainCo GTS Sale to Strategic Value $2,050 L Distribution tax basis of $700 million and 25% tax rate Implied Entry CVET Enterprise Value $4,377 K + L =M ( ) Current CVET Net Debt $(863) N Value of step up calculated with 6% discount rate Implied CVET Equity Value $3,514 M + N =0 until Sponsor’s exit in 2025 CVET Diluted Shares Outstanding 142.50 p Implied CVET Purchase Price per Share $24.66 0 / P Source: Management Projections, Company filings, CapitaiiQ market data as of 11 Mar 2022. (1) Corporate cost allocation to Distribution + SmartPak business based on EBITDA contribution through 2022E, reducing to sl $35M by end ofhold period. Assumes leakage on Distribution spin at the corporate level, but not shareholder level. (2) EBITDA inclusive ofSmartPak and Distribution financials with management projected corporate costs allocated based on segment level EBIWA contribution.

Illustrative Returns Analyses – Scenario 4

Sponsor Take Private with Future Put/Call on GTS Business

($ in millions, except per share data)

INVESTMENT BANKING DIVISION

Ability to Pay Analysis[1]

YE 2024E Sale of GTS Business		
2025E GTS Adj. EBITDA	$ 144	A
NTM GTS Adj. EBITDA Multiple	23.0x	B
GTS Sale to Strategic Value (Incl. Tax Basis Step Up Impact)	$3,581	A * B = C
Associated GTS Tax Leakage	($822)	D
GTS Sale, Net of Taxes	$2,758	C + D = E
YE 2025E Sale of Distribution Business		
2026E Distribution Adj. EBITDA	$ 373	F
NTM Distribution Adj. EBITDA Multiple	9.0x	G
Distribution Sale to Strategic Value	$3,354	F * G = H
Total Sale Proceeds	$6,112	E + H = I
(-) Exit Net Debt (2025E)	($1,603)	J
Net Proceeds	$4,509	I + J = K
Target IRR	25%	
Implied MOIC	*2.00 x*	
PF Entry CVET Equity Value	$2,252	L
(+) Net Debt at Entry (Source for Transaction)	$1,981	M
Implied EV	$4,233	L + M = N
(-) Net Debt prior to Entry	($863)	O
Implied Equity Value Pre-Transaction	$3,370	N + O = P
CVET Diluted Shares Outstanding	142.5	Q
Implied CVET Purchase Price per Share	**$23.65**	P / Q = U

Use Cases

- Sponsor believes growth in GTS is greater than IRR needed to on-sell business in future

Key Assumptions

- Same Scenario #2, plus:
- Divestment of GTS at year end 2024 against a 23.0x forward multiple
- Unchanged GTS tax basis and tax rate
- ~$2.0 billion of Debt (7.00x LTM PF Adj. EBITDA of $283 million)
- ~$2.3 billion of equity required
- Exit at YE 2025E with a RemainCo NTM EBITDA of $373 million

Source: Management Projections, Company filings, Capital IQ market data as of 11-Mar-2022. (1) Assumes $2,050M GTS exit value. Corporate cost allocation to Distribution + SmartPak business based on EBITDA contribution.

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INVESTMENT BANKING I DIVISION Appendix

Illustrative Returns Analyses I INVESTMENT BANKING ($ in millions, except per share data) DIVISION Note: Updated from Board Materials per Latest Tax Assessment and Valuation Considerations Implied CVET Price Per Share at Entry Ability to Pay Sensitivities Accelerated Adjusted Corp Cost Savings Structurel11 Accelerated Adjusted Corp Cost Savings Structurel11 Implied WholeCo CVET Entry Share Price NTM Distribution Adj. EBITDA Multiple 9.0 X 2025E EBITDA: $376M Target IRR 20.0% 22.5% 25.0% 2025E Distribution Adj. EBITDA $376 NTM 9.0x $ 25.38 $ 24.83 $ 24.34 Memo: ‘22 ‘25E Distribution Adj . EBITDA CAGR Pre I Post Corp: 14% I 19% Distribution 10.0x $ 26.47 $ 25.85 $ 25.28 Implied Distribution Enterprise Value $3,386 Adj. EBITDA Mult iple 11.0x $ 27.57 $ 26.86 $ 26.22 ( ) Net Debt (2024E) $(879) Implied Exit Distribution Equity Value $2,507 Implied WholeCo CVET Entry Share Price Illustrative GTS Value at Entry 2025E EBITDA: $376M Target IRR 25% $ 1 850 $ 2 050 $ 2 250 Implied MOIC 2.31 X 2022E 13.0x $ 22.83 $ 24.22 $ 25.62 SmartPak Adj. $ 22.94 $ Implied Entry Distribution Equity Value $ 1,086 EBITDA 14.0x $ 24.34 25.74 ( ) Tax Impact ($700M Basis I 25% Rate I Implied Step Up) ($256) Mult iple 15.0x $ 23.06 $ 24.45 $ 25.85 13 (+) Distribution Debt at Entry (Source of Funds) $ 1,205 ‘ Ability to Pay Sensitivities Implied Entry Distribution Enterprise Value $2,036 Implied 2022E EBITDA multiple (Pre Corp) 7.3x Base Corp Cost Savings Structurel21 Implied 2022E EBITDA multiple (Post Corp) 9.2 X Implied WholeCo CVET Entry Share Price Illustrative GTS Value at Entry $2,050 2025E EBITDA: $321M Target IRR 20.0% 22.5% 25.0% NTM 9.0x $ 23.86 $ 23.43 $ 23.04 2022E SmartPak Adj. EBITDA $22 Distribution 10.0x $ 24.81 $ 24.30 $ 23.85 Illustrative 2022E SmartPak Adj. EBITDA Multiple 14.0 X Adj. EBITDA Mult iple 11.0x $ 25.75 $ 25.18 $ 24.66 SmartPak Value at Entry (Net of Taxes $66M Basis @ 25%) $245 WholeCo Enterprise Value at Entry $4,331 Implied WholeCo CVET Entry Share Price Illustrative GTS Value at Entry ( ) WholeCo Net Debt at Entry $(863) 2025E EBITDA: $321M WholeCo Equity Value at Entry $3,468 .... $ 1 850 $ 2 050 $ 2 250 2022E 13.0x $ 2 1.53 $ 22.92 $ 24.32 SmartPak Adj. 14.0x $ 2 1.64 $ 23.04 $ 24.43 Shares Outstanding 142.49 EBITDA Implied CVET Price Per Share at Entry $24.34 Mult iple 15.0x $ 2 1.75 $ 23.15 $ 24.55 Source.· Management Pro}ecttons, Company filmgs, CapttaiiQ market data as of 11 Mar 2022. (1) Assumes $2,050M GTS extt value and 25% IRR for Dtstnbutton extt. Corporate cost allocation 1 8 to Distribution business of $56M in 2022E (net of corporate cost savings allocated based on EBITDA contribution), reducing to $35M by 2024E. (2) Assumes $2,050M GTS exit value and 2.00x MOIC for Distribution exit. Projected WholeCo corporate costs allocated to Distribution based on EBITDA contribution, pro forma for take private cost savings of $30M in each year. (3) Assumes 6.00x 01 2022 LTM PF Adj. EBITDA inclusive of pro forma corporate cost savings.